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Exhibit 23.2



              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-______) and related Prospectus of AmeriSource Health Corporation for the registration of $300,000,00 of 5% Convertible Subordinated Notes and 5,663,730 shares of its common stock and to the incorporation by reference therein of our report dated November 2, 2000 (except for Note 14, as to which the date is December 18, 2000), with respect to the consolidated financial statements and schedules of AmeriSource Health Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2000, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
February 27, 2001